Item 77.H - Change in Control of Registrant



Obtaining Control of Credit Suisse Commodity Return Strategy Fund A

As of October 31, 2015, Charles Schwab owned 9,178,624 shares of the Fund, which represented 34.21% of the Fund. As of April 30, 2016 Charles Schwab owned 7,289,954 shares of the Fund which represented 33.50% of the Fund. Accordingly, Charles Schwab continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Return Strategy Fund C

As of October, 31, 2015, Merrill Lynch ("Shareholder") owned 542,631 shares of the Fund, which represented 31.20% of the outstanding
shares of the Fund.   As of April 30, 2016 Merrill Lynch
("Shareholder") owned 432,623 shares which represented 28.68% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Return Strategy Fund I

As of October 31, 2015 No shareholder owed more than 25% of the Fund. As of April 30, 2016 Edward D Jones & Co. owed more 207,650,545 shares
of the Fund, which represented 25.95% of the Fund.   Accordingly,
Shareholder has become a controlling person of the Fund.